UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
 ________________________________
FORM 8-K
 _________________________________
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

October 15, 2019
Date of report (Date of earliest event reported)
_________________________________

PIPER JAFFRAY COMPANIES
(Exact Name of Registrant as Specified in its Charter)
_________________________________

Delaware		1-31720		30-0168701
(State or Other Jurisdiction of Incorporation)		(Commission File Number)		(IRS Employer Identification No.)

800 Nicollet Mall	Suite 1000
Minneapolis	Minnesota			55402
(Address of Principal Executive Offices)				(Zip Code)

		(612)	303-6000
(Registrant's Telephone Number, Including Area Code)

 _________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of Each Class	Trading Symbol	Name of Each Exchange On Which Registered
Common Stock, par value $0.01 per share	PJC	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.    Entry into a Material Definitive Agreement.

The information in Item 2.03 of this Current Report on Form 8-K is incorporated by reference into this Item 1.01.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On October 15, 2019, Piper Jaffray Companies (the “Company”) entered into a Note Purchase Agreement (the “Note Purchase Agreement”) with Piper Jaffray & Co, a wholly owned subsidiary of the Company (“PJ&Co”) and certain entities advised by Pacific Investment Management Company LLC (“PIMCO”), under which PJ&Co purchased fixed rate senior unsecured notes (the “Notes”) from the Company, and immediately resold such Notes in reliance on Rule 144A under the Securities Act of 1933, as amended, to entities advised by PIMCO. The Notes were purchased and resold by PJ&Co at a purchase price equal to 100% of their principal amount.

The Notes issued consist of two classes, Class A Notes and Class B Notes, with an aggregate principal amount of $175 million. The Company issued $50 million aggregate principal amount of Class A Notes and $125 million aggregate principal amount of Class B Notes. The Class A Notes bear interest at a rate equal to 4.74% per annum and mature two years after the date of issuance. The Class B Notes bear interest at a rate equal to 5.20% per annum and mature four years after the date of issuance. Interest on the Notes is payable on a biannual basis. The Notes rank pari passu with the Company’s other senior unsecured debt.

The Company intends to use the proceeds from the issuance of the Notes for general corporate purposes, including, among other things, to finance its acquisition of SOP Holdings, LLC and its subsidiaries, including Sandler O’Neill & Partners, L.P.

The Note Purchase Agreement includes customary events of default, including failure to pay principal when due or failure to pay interest within five business days of when due, any representation or warranty in the Note Purchase Agreement or in any other writing furnished in connection with this transaction proving untrue in any material respect when made by the Company, defaults in the observance of any covenant which continue unremedied for 30 days, default on certain other material indebtedness of the Company or its subsidiaries or certain events involving bankruptcy or insolvency of the Company or its subsidiaries. If there is any event of default under the Note Purchase Agreement, the holders of the Notes may exercise customary remedies, including declaring the entire principal and any accrued interest on the Notes to be due and payable. In addition, if there is a change of control of the Company (as defined in the Note Purchase Agreement), then the holders of the Notes will have the right to require the Company to redeem their Notes to the Company at an amount equal to 101% of the principal amount plus accrued interest. The Company may optionally redeem the Notes, in whole but not in part, upon the occurrence of a change of control of the Company for a cash price equal to the sum of (a) greater of (1) 100% of the principal amount of the Notes being redeemed or (2) an amount equal to the sum of the present values of the remaining scheduled payments of principal and interest on the Notes being redeemed, discounted to the date of redemption on a semi-annual basis at the treasury rate plus 0.50%, plus (b) accrued interest to the date of prepayment.

The Note Purchase Agreement also includes covenants that, among other things, require PJ&Co to maintain a minimum amount of regulatory net capital, limit the Company’s leverage ratio and require the Company to maintain a minimum ratio of operating cash flow to fixed charges.

The foregoing description of the Note Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Note Purchase Agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated by reference in this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.
(d)	Exhibits.
10.1	Note Purchase Agreement, dated October 15, 2019, by and among Piper Jaffray Companies, Piper Jaffray & Co., and the Purchasers party thereto.
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded in the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PIPER JAFFRAY COMPANIES

Date: October 15, 2019	By: /s/ Timothy L. Carter
Timothy L. Carter
Chief Financial Officer